CERTIFICATE OF DESIGNATION

1. Name of corporation:

MedaSorb Technologies Corporation (the “Corporation”), a Nevada corporation.

2.  By resolution of the board of directors pursuant to a provision of the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions, and relative rights of the following class or series of stock:

Series B 10% Cumulative Convertible Preferred Stock, $.001 par value.

1. Designation: Number of Shares. The designation of said series of Preferred Stock shall be Series B 10% Convertible Preferred Stock (the “Series B Preferred Stock”). The number of shares of Series B Preferred Stock shall be 200,000. Each share of Series B Preferred Stock shall have a stated value equal to $100.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series B Stated Value”), and $.001 par value.

(For Paragraphs 2 through 7 see Attachment A annexed hereto and made a part of this filing.)

3. Effective date of filing (optional):

4. Officer Signature (Required): /s/ Al Kraus

ATTACHMENT A

TO

CERTIFICATE OF DESIGNATION
OF
SERIES B 10% CUMULATIVE CONVERTIBLE
PREFERRED STOCK, $.001 PAR VALUE PER SHARE

OF

MEDASORB TECHNOLOGIES CORPORATION

2. Dividends.

(a) The holders of outstanding shares of Series B Preferred Stock (each a “Holder”) shall be entitled to receive preferential dividends in cash out of any funds of the Corporation, together with the holders of the Series A 10% Cumulative Convertible Preferred Stock, $.001 per share (the “Series A Preferred Stock”), before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock, or other class of stock presently authorized or to be authorized (the Common Stock, and such other stock being hereinafter collectively the “Junior Stock”) at the rate of 10% per annum on the Series B Stated Value, from the date of issue of such shares. Dividends are payable on the Series B Preferred Stock commencing with the period ending June 30, 2008 and are payable on the last day of each calendar quarter thereafter. Notwithstanding the foregoing for so long as an “Event of Default” (as defined in Paragraph 6 below) has occurred and is continuing, the rate of such preferential dividends shall increase to 20% per annum on the Series B Stated Value, and revert back to the original rate upon such Event of Default being cured. Dividends must be delivered to the Holders not later than five business days after the end of each period for which dividends are payable. For a period beginning on the date of issuance of the Series B Preferred Stock and ending on the third (3rd) anniversary of such issuance (the “Corporation’s Dividend Option Period”), the Corporation shall make dividend payments in additional shares of Series B Preferred Stock, valued at the Series B Stated Value thereof in lieu of cash, provided, however, that at its option, the Corporation may make such dividend payments in cash during the Corporation’s Dividend Option Period with the consent of the Holders of a majority of the outstanding shares of Series B Preferred Stock, including NJTC Venture Fund SBIC, L.P. (“NJTC”), if it is then the Holder of at least 25% of the shares of Series B Preferred Stock purchased by it on the “Initial Closing Date” (as defined below). After the expiration of the Corporation’s Dividend Option Period, all payments of dividends must be made in additional shares of Series B Preferred Stock, valued at the Series B Stated Value thereof in lieu of cash unless the Holders of a majority of the outstanding shares of Series B Preferred Stock, including NJTC, if it is then the Holder of at least 25% of the shares of Series B Preferred Stock purchased by it on the Initial Closing Date, elect on behalf of the Series B Preferred Stock Holders that the Holders of Series B Preferred Stock shall be paid in cash. The issuance of such shares of Series B Preferred Stock shall constitute full payment of such dividends.

(b) The dividends on the Series B Preferred Stock at the rates provided above shall be cumulative whether or not declared so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series B Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the annual dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series B Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series B Preferred Stock, Series A Preferred Stock or any shares of any other class of stock ranking on a parity with the Series B Preferred Stock (“Parity Stock”) and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.

(c) Dividends on all shares Series B Preferred Stock shall begin to accrue and be cumulative from and after the respective date of issuance thereof. A dividend period shall be deemed to commence on the day following a dividend payment date herein specified and to end on the next succeeding dividend payment date herein specified.

3. Liquidation and Redemption Rights.

(a) Liquidation. Upon the occurrence of a “Liquidation Event” (as defined below), the Holders of the Series B Preferred Stock shall be entitled to receive, and before any payment or distribution shall be made on the Series A Preferred Stock or any Junior Stock, out of the assets of the Corporation available for distribution to stockholders, an amount equal to one (1) times the Series B Stated Value per share of Series B Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due (i) to the Holders of the Series B Preferred Stock; and (ii) to Holders of Series A Preferred Stock, the Series B Preferred Stock (on an as converted basis), the Common Stock and any other class of Junior Stock shall collectively receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the Holders of the Series B Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the Holders of Series B Preferred Stock upon a Liquidation Event, then all such assets of the Corporation shall be distributed to the exclusion of the Holders of shares of Series A Preferred Stock and Junior Stock ratably among the Holders of the Series B Preferred Stock. “Liquidation Event” shall mean (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations unless (a) the Holders of the Series B Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series B Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter or (b) the Holders of a majority of the shares of Series B Preferred Stock, including NJTC (if it is then a Holder of at least 25% of the shares of Series B Preferred Stock purchased by it on the “Initial Closing Date” as defined in that certain Subscription Agreement dated as of June __, 2008 by and among the Corporation and the subscribers identified on the signature pages thereto (the “Initial Closing Date”)) elect otherwise or (c) the sale, license or lease of all or substantially all, or any material part of, the Corporation’s assets, unless the Holders of a majority of the shares of Series B Preferred Stock, including NJTC (if it is then a Holder of at least 25% of the shares of Series B Preferred Stock purchased by it on the Initial Closing Date), elect otherwise.

(b) Redemption. Commencing on the fifth (5th) anniversary of the Initial Closing Date, subject to (i) the approval of the Holders of a majority of the shares of Series B Preferred Stock then outstanding, including NJTC (if it is then a Holder of at least 25% of the shares of Series B Preferred Stock purchased by it on the Initial Closing Date), and (ii) provided that the market price of the Common Stock on the date of the Series B Notice of Required Redemption (defined below) is less than the “Conversion Price” (as defined in Section 4(a) hereof) applicable to the Series B Preferred Stock, as reported on any national exchange, bulletin board or other reporting service where the Corporation’s Common Stock is quoted, the Holders of the Series B Preferred Stock will have the right to require the Corporation to redeem all (but not less than all) of the Obligation Amount of the Series B Preferred Stock (“Series B Required Redemption”), by paying to the Holder a sum of money equal to such Holder’s pro rata portion of the Obligation Amount to be redeemed (the “Series B Required Redemption Amount”). The Holder’s election to exercise its right to redeem shall be made by notice in writing to the Corporation from NJTC (the “Series B Notice of Required Redemption”) indicating that NJTC has elected to exercise the Series B Required Redemption hereunder. Thereafter, and in no event later than five (5) business days after delivery of the Series B Notice of Required Redemption, the Corporation shall deliver to each Holder of the Series B Preferred Stock an additional notice requesting such Holder to (i) specify where payment of the Obligation Amount regarding such Holder’s Series B Preferred Stock is to be made and (ii) deliver the share certificate representing the shares of Series B Preferred Stock held by such Holder (or an affidavit of lost share certificate in respect thereof). The Corporation shall within thirty (30) business days (the “Series B Required Redemption Period”) of receipt of the Series B Notice of Required Redemption (the “Series B Redemption Payment Date”), pay the total Series B Required Redemption Amount in full at the location or locations of payment specified in the Series B Notice of Required Redemption in good funds. In the event the Corporation fails to pay the Series B Required Redemption Amount on the Series B Required Redemption Payment Date as set forth herein, then the Corporation’s failure may be deemed by the Holder to be a non-curable Event of Default. Each Holder of Series B Preferred Stock may waive in writing such Holder’s right to Series B Required Redemption.

4. Conversion into Common Stock. Holders of shares of Series B Preferred Stock shall have the following conversion rights and obligations:

(a) Subject to the further provisions of this paragraph 4 each Holder of Series B Preferred Stock shall have the right at any time commencing after the issuance to the Holder Series B Preferred Stock, to convert such shares (including any accrued and unpaid dividends on such shares whether or not declared if such conversion occurs prior to the third (3rd) anniversary of the Initial Closing Date), and any other sum owed by the Corporation arising from the Series B Preferred Stock or pursuant to the Subscription Agreement entered into by the Corporation and the Holder or Holder’s predecessor in connection with the issuance of Series B Preferred Stock (each a “Subscription Agreement”) (collectively “Obligation Amount”) into fully paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the applicable “Conversion Price” provided in paragraph 4(b) below (the “Conversion Price”). All issued or accrued but unpaid dividends may be converted at the election of the Holder simultaneously with the conversion of principal amount of Series B Stated Value, as the case may be, being converted. Following the third (3rd) anniversary of the Initial Closing Date, and with the written consent of NJTC (if it is then a Holder of at least 25% of the shares of Series B Preferred Stock purchased by it on the Initial Closing Date), Holders, at their election, may receive payment of such dividends in cash upon conversion.

(b) The number of shares of Common Stock issuable upon conversion of the Obligation Amount shall equal (i) the sum of (A) the Series B Stated Value per share being converted, and (B) at the Holder’s election, accrued and unpaid dividends on such share, divided by (ii) the Conversion Price. The Conversion Price of the Series B Preferred Stock shall initially be $.035 and shall be increased to $.0375 in the event that within the 60-day period following the Initial Closing Date, the Corporation, at one or more additional closings, issues additional shares of Series B Preferred Stock so that the aggregate gross proceeds raised by the Corporation on the Initial Closing Date and at such additional closings (including the principal amount of outstanding debt of the Corporation converted into Series B Preferred Stock) is $4,685,000 or more. The Conversion Price shall also be subject to adjustment as described below.

(c) Holder will give notice of its decision to exercise its right to convert the Series B Preferred Stock, or part thereof by telecopying an executed and completed Notice of Conversion (a form of which is annexed as Exhibit A to this Certificate of Designation) to the Corporation via confirmed telecopier transmission. The Holder will not be required to surrender the Series B Preferred Stock certificate until in each case the Series B Preferred Stock has been fully converted. Each date on which a Notice of Conversion is telecopied to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will itself or cause the Corporation’s transfer agent to transmit the Corporation’s Common Stock certificates representing the Common Stock issuable upon conversion of the Series B Preferred Stock to the Holder via express courier for receipt by such Holder within three (3) business days after receipt by the Corporation of the Notice of Conversion (the “Delivery Date”). In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer provided request for such electronic transfer has been made by the Holder. A Series B Preferred Stock certificate representing the balance of the Series B Preferred Stock not so converted will be provided by the Corporation to the Holder if requested by Holder, provided the Holder has delivered the original Series B Preferred Stock certificate to the Corporation. To the extent that a Holder elects not to surrender Series B Preferred Stock for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount of the Series B Stated Value then owned by the Holder.

In the case of the exercise of the conversion rights set forth in paragraph 4(a) the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the recordholder of such Common Stock and shall on the same date cease to be treated for any purpose as the record Holder of such shares of Series B Preferred Stock so converted.

Upon the conversion of any shares of Series B Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

The Corporation shall not be required, in connection with any conversion of Series B Preferred Stock, and payment of dividends on Series B Preferred Stock to issue a fraction of a share of its Series B Preferred Stock or Common Stock and may instead deliver a stock certificate representing the next whole number.

The Corporation and Holder may not convert that amount of the Obligation Amount on a Conversion Date in amounts that would result in the Holder having a beneficial ownership of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on such Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Obligation Amount with respect to which the determination of this proviso is being made on such Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Corporation. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 4.99%. The Holder may revoke the conversion limitation described in this Paragraph, in whole or in part, upon 61 days prior notice to the Corporation. The Holder may allocate which of the equity of the Corporation deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%. The Holder may waive the conversion limitation described in this Section in whole or in part, upon and effective after 61 days prior written notice to the Company to increase such percentage to up to 9.99%.

(d) The Conversion Price determined pursuant to Paragraph 4(b) shall be subject to adjustment from time to time as follows:

(i) In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series A Preferred Stock and Series B Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series B Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series B Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion Price pursuant to this paragraph 4(d)(i) shall become effective immediately after the effective date of the event.

(ii) For so long as the Series B Preferred Stock is outstanding, other than in the case of an “Excepted Issuance” (as defined below), if the Corporation issues shares of Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock) (“New Issuance”), for a consideration at a price per share (or having a conversion, exchange or exercise price per share) less than the Conversion Price of the Series B Preferred Stock immediately in effect prior to such sale or issuance, then immediately prior to such sale or issuance the Conversion Price of the Series B Preferred Stock shall be reduced to a price (calculated to the nearest hundredth of a cent) determined by multiplying such prior Conversion Price by a fraction, the numerator of which shall be the number of shares of “Calculated Securities” (as defined below) outstanding immediately prior to such sale or issuance plus the number of additional securities in respect of the New Issuance which the aggregate consideration received by the Corporation for the total number of such additional securities so issued or sold would purchase at such prior Conversion Price, and the denominator of which shall be the number of shares Calculated Securities outstanding immediately prior to such issue or sale plus the number of such additional securities so issued or sold. “Calculated Securities” means (i) all shares of Common Stock then outstanding, (ii) all shares of Common Stock issuable upon conversion of the then outstanding Series A Preferred Stock and Series B Preferred Stock (without giving effect to any adjustments to the conversion price of any series of Preferred Stock as a result of such issuance) and (iii) and all shares of Common Stock issuable upon exercise and/or conversion of outstanding options, warrants or other rights for the purchase of shares of Common Stock. “Excepted Issuances” shall include the Corporation’s issuance of (i) options to purchase Common Stock pursuant to stock option plans and employee stock purchase plans, (ii) Common Stock upon exercise of the options referred to in clause (i), (iii) Common Stock upon the exercise of warrants or other convertible securities outstanding prior to the date hereof, (iv) securities which results in an adjustment to the Conversion Price under Section 4(d)(i) above, (v) Series A Preferred Stock or Series B Preferred Stock or any shares of Common Stock on conversion thereof, and (vi) securities as payment of dividends or liquidated damages in respect of the Series A Preferred Stock or Series B Preferred Stock.

(e) (1) In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series B Preferred Stock shall have terminated as part of such merger, lawful provision shall be made so that Holders of Series B Preferred Stock shall thereafter have the right to convert each share of Series B Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in sub-paragraph (d) of this paragraph 4. The foregoing provisions of this paragraph 4(e) shall similarly apply to successive mergers.

(i) In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the Holders of Series B Preferred Stock shall thereafter have the right to convert each share of the Series B Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

(f) Whenever the number of shares to be issued upon conversion of the Series B Preferred Stock is required to be adjusted as provided in this paragraph 4, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series B Preferred Stock and the Common Stock; and the Corporation shall mail to each Holder of record of Series B Preferred Stock notice of such adjusted conversion price not later than the first business day after the event, giving rise to the adjustment.

(g) In case at any time the Corporation shall propose:

(i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the Holders of its Common Stock; or

(ii) to offer for subscription to the Holders of its Common Stock any additional shares of any class or any other rights; or

(iii) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iv) the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Holders of record of the Series B Preferred Stock.

(h) Following the effectiveness of the reverse stock split and/or increase in authorized capital required by Section 9(f) of the Subscription Agreement, and in no event later than 180 days following the Initial Closing Date, so long as any shares of Series B Preferred Stock or any Obligation Amount shall remain outstanding and the Holders thereof shall have the right to convert the same in accordance with provisions of this paragraph 4, the Corporation shall at all times, reserve from the authorized and unissued shares of its Common Stock 175% of the number of shares of Common Stock that would be necessary to allow the conversion of the entire Obligation Amount.

(i) The term “Common Stock” as used in this Certificate of Designation shall mean the $.001 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of the Series B Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph 4.

(j) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series B Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series B Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

(k) In the event a Holder shall elect to convert any shares of Series B Preferred Stock as provided herein, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series B Preferred Stock shall have been sought and obtained by the Corporation or at the Corporation’s request or with the Corporation’s assistance and the Corporation posts a surety bond for the benefit of such Holder equal to 120% of the Obligation Amount sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(l) In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 4(c) by the Delivery Date and if within seven (7) business days after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) within five (5) business days after written notice from the Holder, the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series B Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(m) The Corporation understands that a delay in the delivery of Common Stock upon conversion of Series B Preferred Stock in the form required pursuant to this Certificate of Designation and the applicable Subscription Agreement after the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Corporation agrees to pay (as liquidated damages and not as a penalty) to the Holder for such late issuance of Common Stock upon Conversion of the Series B Preferred Stock in the amount of $100 per business day after the Delivery Date for each $10,000 of Obligation Amount being converted of the corresponding Common stock which is not timely delivered. The Corporation shall pay any payments incurred under this section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Corporation fails for any reason to effect delivery of the Common Stock by the Delivery Date, the Holder will be entitled to revoke all or part of the relevant Notice of Conversion or rescind all by delivery of a notice to such effect to the Corporation whereupon the Corporation and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation is given to the Corporation.

5. Board Rights; Voting Rights. Following the date of first issuance of the Series B Preferred Stock, and for so long as NJTC shall hold at least 25% of the shares of Series B Preferred Stock purchased by it on the Initial Closing Date, the Board of Directors of the Corporation shall consist of six (6) members, two (2) of whom shall be appointed by NJTC. Within the first twelve (12) months following the Initial Closing Date, the Corporation shall cause one (1) member who was not appointed by NJTC to resign or retire, and the Board of Directors of the Corporation will be reduced to five (5) members. The Corporation shall also create a compensation committee consisting of no less than three (3) members, of which NJTC shall have the right to appoint two (2) members for such time as it shall hold at least 25% of the shares of Series B Preferred Stock purchased by it on the Initial Closing Date. In addition, so long as Cahn Medical Technologies, LLC (“CMT”) is the holder of at least twenty-five percent (25%) of the shares of the Series B Preferred Stock purchased by it on the Initial Closing Date, CMT shall have the right to have its designee receive notices of, and attend as an observer, all meetings of the Board of Directors of the Corporation. The Holders of shares of Series B Preferred Stock shall vote together with the holders of the Common Stock on an as converted basis, provided, however, that the consent of the holders of at least a majority of the shares of the Series B Preferred Stock, including NJTC (if it is then a Holder of at least 25% of the shares of Series B Preferred Stock purchased by it on the Initial Closing Date), voting as a separate class, shall be required for the following actions:

(a) amending the Corporation’s certificate of incorporation or by-laws if such amendment would adversely affect the Series B Preferred Stock, including without limitation:

(i) changing the relative seniority rights of the holders of the Series B Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series B Preferred Stock;

(ii) reducing the amount payable to the holders of Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series B Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Series B Preferred Stock;

(iii) canceling or modifying the conversion rights of the holders of Series B Preferred Stock provided for in Section 4 herein; or

(iv) canceling or modifying the rights of the holders of the Series B Preferred Stock provided for in this Section 5.

(v) changing the authorized number of shares of Series B Preferred Stock.

(b) purchasing any of the Corporation’s securities other than required redemptions of Series A Preferred Stock and Series B Preferred Stock and repurchase under restricted stock and option agreements authorizing the Corporation’s employees (as permitted herein);

(c) increasing the number of authorized members of the Board of Directors of the Corporation to a number greater than five (5) following the reduction of members set forth in this Section 5 above;

(d) transactions with any officer or stockholder of the corporation; unless such transaction is at “arm’s length” or approved of by the Corporation’s Board of Directors;

(e) effecting a Liquidation Event;

(f) declaring or paying any dividends other than in respect of the Series B Preferred Stock or the Series A Preferred Stock;

(g) any changes to the Corporation’s budget in contravention to the SBA regulations; and

(h) issuing any additional securities having rights senior to or on parity with the Series B Preferred Stock;

6. Events of Default. Unless waived in writing by Holders of a majority of the Series B Preferred Stock, including the written consent of NJTC (if it is then a Holder of at least 25% of the shares of Series B Preferred Stock purchased by it on the Initial Closing Date), the occurrence of any of the following events of default (each, an “Event of Default”) shall, until such Event of Default has been cured, cause the dividend rate of 10% described in paragraph 2 hereof to become 20% from and after the occurrence of such event with respect to the Series B Preferred Stock:

(i) The Corporation fails to timely pay any dividend payment or the failure to timely pay any other sum of money due to a Holder of Series B Preferred Stock from the Corporation and such failure continues for a period of seven (7) days after written notice to the Corporation from such Holder.

(ii) The Corporation breaches any material covenant, term or condition of the Subscription Agreement entered into by the Corporation with the Holders of the Series B Preferred Stock (the “Series B Subscription Agreement”) or in this Certificate of Designation, and if capable of being cured such breach continues for a period of ten (10) days after written notice to the Corporation from a Holder of Series B Preferred Stock.

(iii) Any material representation or warranty of the Corporation made in the Series B Subscription Agreement, or in any agreement, statement or certificate given in writing pursuant thereto shall prove to have been false or misleading at the time when made.

(iv) The Corporation or any of its subsidiaries shall make an assignment of a substantial part of its property or business for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

(v) Any money judgment, confession of judgment, writ or similar process shall be entered against the Corporation, a subsidiary of the Corporation, or their property or other assets for more than $100,000, and is not vacated, satisfied, bonded or stayed within 45 days.

(vi) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by the Corporation or if instituted against the Corporation or any of its subsidiaries, is not dismissed within 45 days.

(vii) An order entered by a court of competent jurisdiction, or by the Securities and Exchange Commission, or by the National Association of Securities Dealers, preventing purchase and sale transactions in the Corporation’s Common Stock for a period of five or more consecutive trading days.

(viii) The Corporation’s failure to timely deliver to the Holder of Series B Preferred Stock Common Stock or a replacement Preferred Stock certificate (if required) within fifteen (15) business days of the required delivery date.

(ix) The occurrence of a Non-Registration Event as described in Section 11.4 of the Series B Subscription Agreement.

(x) Delisting of the Common Stock from the OTC Bulletin Board (“OTCBB”) or such other principal market or exchange on which the Common Stock is listed for trading, if the Common Stock is not quoted or listed on such market or exchange, or quoted on the automated quotation system of a national securities association or listed on a national securities exchange, within ten (10) trading days after such delisting.

(xi) The Corporation fails to reserve the amount of Common Stock required to be reserved pursuant to Section 4(h) hereof.

(xii) A default by the Corporation of a material term, covenant, warranty or undertaking of any other agreement to which the Corporation and the Holders of the Series B Preferred Stock are parties, in each case, which is not cured after any required notice and/or cure period, or if no such period is provided, within 15 days after the sooner of written notice from the Holder of Series B Preferred Stock or the Corporation’s discovery of such default.

(xiii) The occurrence of an “Event of Default” pursuant to Section 6 of the Certificate of Designation with respect to the Series A Preferred Stock.

(xiv) Upon the occurrence of a Change in Control. A “Change in Control” shall mean (i) the Corporation becoming a subsidiary of another entity, (ii) a majority of the board of directors of the Corporation as of the Initial Closing Date or successors appointed by the board of directors having a majority consisting of such persons or their successors no longer serving as directors of the Corporation except due to natural causes, (iii) if any person or entity other than officers or directors or persons or entities beneficially owning more than ten percent (10%) or more of the voting power of outstanding capital stock of the Corporation as of the Initial Closing Date, acquires fifty percent (50%) or more of the voting power of outstanding capital stock of the Corporation, (iv) the sale, lease or transfer of substantially all the assets of the Corporation or its subsidiaries.

7. Status of Converted or Redeemed Stock. In case any shares of Series B Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Series B Preferred Stock, and shall no longer be designated as Series B Preferred Stock.

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EXHIBIT A

NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert Series B Preferred Stock of MedaSorb Technologies Corporation)

The undersigned hereby irrevocably elects to convert $______________ of the Stated Value of the above Series B Preferred Stock into shares of Common Stock of MedaSorb Technologies Corporation (the “Corporation”) according to the conditions hereof, as of the date written below.

Date of Conversion: __________________________________________________________________________

Applicable Conversion Price Per Share: ____________________________________________________________

Number of Common Shares Issuable Upon This Conversion: ___________________________________________

Select one:

☐ A Series B Convertible Preferred Stock certificate is being delivered herewith. The unconverted portion of such certificate should be reissued and delivered to the undersigned.

☐ A Series B Convertible Preferred Stock certificate is not being delivered to MedaSorb Technologies Corporation.

Signature: _________________________________________________________________________________

Print Name: ________________________________________________________________________________

Address: __________________________________________________________________________________

________________________________________________________________

Deliveries Pursuant to this Notice of Conversion Should Be Made to:

________________________________________________________________

________________________________________________________________

________________________________________________________________